SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               --------------

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934

                               (Amendment No. _)*

                         ARCH COMMUNICATIONS GROUP, INC.
                                (Name of Issuer)

                                  COMMON STOCK
                                 $.01 PAR VALUE
                         (Title of Class of Securities)

                                   039381-10-8
                                 (CUSIP Number)

                                Edward Grinacoff
                           Sandler Capital Management
                           767 Fifth Ave., 45th Floor
                               New York, NY 10153
                                  212-754-8100

                  Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                  June 29, 1998
             (Date of Event Which Requires Filing of This Statement)


     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this statement because of Rule 13d-1(b)(3) or (4), check the following box [ ].
                                 --------------

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filed out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following pages)

                                  SCHEDULE 13D
CUSIP No. 039381-10-8                                             Page 2 of 35
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                             Sandler Capital Partners IV, L.P.


--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   SOURCE OF FUNDS*


                                             WC

--------------------------------------------------------------------------------
   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                         [  ]


--------------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION

                                             Delaware


--------------------------------------------------------------------------------
   NUMBER OF      7    SOLE VOTING POWER
     SHARES                                  2,754,545                   11.0%
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      8    SHARED VOTING POWER
      EACH
   REPORTING      --------------------------------------------------------------
     PERSON       9    SOLE DISPOSITIVE POWER
      WITH                                   2,754,545                   11.0%
                  --------------------------------------------------------------
                  10   SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                             2,754,545; See Items 3-5

--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [  ]

--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                             11.0%; See Items 3-5

--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*
                                             PN



--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       INCLUDING EXHIBITS OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D
CUSIP No. 039381-10-8                                             Page 3 of 35
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                         Sandler Capital Partners IV FTE, L.P.


--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   SOURCE OF FUNDS*


                                             WC

--------------------------------------------------------------------------------
   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                         [  ]


--------------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION

                                             Delaware


--------------------------------------------------------------------------------
   NUMBER OF      7    SOLE VOTING POWER
     SHARES                                  1,131,818                   4.5%
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      8    SHARED VOTING POWER
      EACH
   REPORTING      --------------------------------------------------------------
     PERSON       9    SOLE DISPOSITIVE POWER
      WITH                                   1,131,818                   4.5%
                  --------------------------------------------------------------
                  10   SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                             1,131,818; See Items 3-5

--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [  ]

--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                             4.5%; See Items 3-5

--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*
                                             PN



--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       INCLUDING EXHIBITS OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D
CUSIP No. 039381-10-8                                             Page 4 of 35
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                             Harvey Sandler


--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   SOURCE OF FUNDS*


                                             PF

--------------------------------------------------------------------------------
   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                         [  ]


--------------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION

                                             United States


--------------------------------------------------------------------------------
   NUMBER OF      7    SOLE VOTING POWER
     SHARES                                  113,636                    0.5%
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      8    SHARED VOTING POWER
      EACH                                   4,739,000; See Item 3-5   18.9%
   REPORTING      --------------------------------------------------------------
     PERSON       9    SOLE DISPOSITIVE POWER
      WITH                                   113,636                    0.5%
                  --------------------------------------------------------------
                  10   SHARED DISPOSITIVE POWER
                                             4,739,000; See Item 3-5   18.9%

--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                             4,853,000; See Items 3-5

--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [  ]

--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                             19.4%; See Items 3-5

--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*
                                             IN



--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       INCLUDING EXHIBITS OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D
CUSIP No. 039381-10-8                                             Page 5 of 35
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                             John Kornreich


--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   SOURCE OF FUNDS*


                                             PF

--------------------------------------------------------------------------------
   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                         [  ]


--------------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION

                                             United States


--------------------------------------------------------------------------------
   NUMBER OF      7    SOLE VOTING POWER
     SHARES                                  46,205                      0.2%
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      8    SHARED VOTING POWER
      EACH                                   4,784,364; See Items 3-5   19.1%
   REPORTING      --------------------------------------------------------------
     PERSON       9    SOLE DISPOSITIVE POWER
      WITH                                   46,205                      0.2%
                  --------------------------------------------------------------
                  10   SHARED DISPOSITIVE POWER
                                             4,784,364; See Items 3-5   19.1%

--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                             4,830,569; See Items 3-5

--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [  ]

--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                             19.3%; See Items 3-5

--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*
                                             IN



--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       INCLUDING EXHIBITS OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D
CUSIP No. 039381-10-8                                             Page 6 of 35
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                             Michael J. Marocco


--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   SOURCE OF FUNDS*


                                             PF

--------------------------------------------------------------------------------
   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                         [  ]


--------------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION

                                             United States


--------------------------------------------------------------------------------
   NUMBER OF      7    SOLE VOTING POWER
     SHARES                                  36,364                      0.1%
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      8    SHARED VOTING POWER
      EACH                                   4,739,364; See Items 3-5   18.9%
   REPORTING      --------------------------------------------------------------
     PERSON       9    SOLE DISPOSITIVE POWER
      WITH                                   36,364                      0.1%
                  --------------------------------------------------------------
                  10   SHARED DISPOSITIVE POWER
                                             4,739,364; See Items 3-5   18.9%

--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                             4,775,728; See Items 3-5

--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [  ]

--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                             19.1%; See Items 3-5

--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*
                                             IN



--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       INCLUDING EXHIBITS OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D
CUSIP No. 039381-10-8                                             Page 7 of 35
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                             Andrew Sandler


--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   SOURCE OF FUNDS*


                                             PF

--------------------------------------------------------------------------------
   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                         [  ]


--------------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION

                                             United States


--------------------------------------------------------------------------------
   NUMBER OF      7    SOLE VOTING POWER
     SHARES                                  9,091                      0.04%
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      8    SHARED VOTING POWER
      EACH                                   4,739,364; See Items 3-5  18.9%
   REPORTING      --------------------------------------------------------------
     PERSON       9    SOLE DISPOSITIVE POWER
      WITH                                   9,091                      0.04%
                  --------------------------------------------------------------
                  10   SHARED DISPOSITIVE POWER
                                             4,739,364; See Items 3-5  18.9%

--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                             4,748,455; See Items 3-5

--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [  ]

--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                             19.0%; See Items 3-5

--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*
                                             IN



--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       INCLUDING EXHIBITS OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D
CUSIP No. 039381-10-8                                             Page 8 of 35
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                             Sandler Capital Management


--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   SOURCE OF FUNDS*


                                             WC

--------------------------------------------------------------------------------
   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                         [  ]


--------------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION

                                             New York


--------------------------------------------------------------------------------
   NUMBER OF      7    SOLE VOTING POWER
     SHARES                                  348,000                      1.4%
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      8    SHARED VOTING POWER
      EACH                                   4,246,364; See Items 3-5    17.0%
   REPORTING      --------------------------------------------------------------
     PERSON       9    SOLE DISPOSITIVE POWER
      WITH                                   348,000                      1.4%
                  --------------------------------------------------------------
                  10   SHARED DISPOSITIVE POWER
                                             4,246,364; See Items 3-5    17.0%

--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                             4,594,364; See Items 3-5

--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [  ]

--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                             18.3%; See Items 3-5

--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*
                                             PN



--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       INCLUDING EXHIBITS OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D
CUSIP No. 039381-10-8                                             Page 9 of 35
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                    21st Century Communications Partners, L.P.


--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   SOURCE OF FUNDS*


                                             WC

--------------------------------------------------------------------------------
   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                         [  ]


--------------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION

                                             Delaware


--------------------------------------------------------------------------------
   NUMBER OF      7    SOLE VOTING POWER
     SHARES                                  244,085                     1.0%
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      8    SHARED VOTING POWER
      EACH
   REPORTING      --------------------------------------------------------------
     PERSON       9    SOLE DISPOSITIVE POWER
      WITH                                   244,085                     1.0%
                  --------------------------------------------------------------
                  10   SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                             244,085; See Items 3-5

--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [  ]

--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                             1.0%; See Items 3-5

--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*
                                             PN



--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       INCLUDING EXHIBITS OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D
CUSIP No. 039381-10-8                                             Page 10 of 35
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                21st Century Communications T-E Partners, L.P.


--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   SOURCE OF FUNDS*


                                             WC

--------------------------------------------------------------------------------
   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                         [  ]


--------------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION

                                             Delaware


--------------------------------------------------------------------------------
   NUMBER OF      7    SOLE VOTING POWER
     SHARES                                  83,050                      0.3%
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      8    SHARED VOTING POWER
      EACH
   REPORTING      --------------------------------------------------------------
     PERSON       9    SOLE DISPOSITIVE POWER
      WITH                                   83,050                      0.3%
                  --------------------------------------------------------------
                  10   SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                             83,050; See Items 3-5

--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [  ]

--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                             0.3%; See Items 3-5

--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*
                                             PN



--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       INCLUDING EXHIBITS OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D
CUSIP No. 039381-10-8                                             Page 11 of 35
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                            21st Century Communications Foreign Partners, L.P.


--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   SOURCE OF FUNDS*


                                             WC

--------------------------------------------------------------------------------
   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                         [  ]


--------------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION

                                             Delaware


--------------------------------------------------------------------------------
   NUMBER OF      7    SOLE VOTING POWER
     SHARES                                  32,865                     0.1%
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      8    SHARED VOTING POWER
      EACH
   REPORTING      --------------------------------------------------------------
     PERSON       9    SOLE DISPOSITIVE POWER
      WITH                                   32,865                     0.1%
                  --------------------------------------------------------------
                  10   SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                             32,865; See Items 3-5

--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [  ]

--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                             0.1%; See Items 3-5

--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*
                                             PN


--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       INCLUDING EXHIBITS OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D
CUSIP No. 039381-10-8                                             Page 12 of 35
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                             Sandler Associates


--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   SOURCE OF FUNDS*


                                             WC

--------------------------------------------------------------------------------
   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                         [  ]


--------------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION

                                             New York


--------------------------------------------------------------------------------
   NUMBER OF      7    SOLE VOTING POWER
     SHARES                                  145,000                     0.6%
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      8    SHARED VOTING POWER
      EACH
   REPORTING      --------------------------------------------------------------
     PERSON       9    SOLE DISPOSITIVE POWER
      WITH                                   145,000                     0.6%
                  --------------------------------------------------------------
                  10   SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                             145,000; See Items 3-5

--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [  ]

--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                             0.6%; See Items 3-5

--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*
                                             PN



--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       INCLUDING EXHIBITS OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D
CUSIP No. 039381-10-8                                             Page 13 of 35
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                             J.K. Media, L.P.


--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   SOURCE OF FUNDS*


                                             WC

--------------------------------------------------------------------------------
   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                         [  ]


--------------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION

                                             Delaware


--------------------------------------------------------------------------------
   NUMBER OF      7    SOLE VOTING POWER
     SHARES                                  45,000                      0.2%
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      8    SHARED VOTING POWER
      EACH
   REPORTING      --------------------------------------------------------------
     PERSON       9    SOLE DISPOSITIVE POWER
      WITH                                   45,000                      0.2%
                  --------------------------------------------------------------
                  10   SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                             45,000; See Items 3-5

--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [  ]

--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                             0.2%; See Items 3-5

--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*
                                             PN


--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       INCLUDING EXHIBITS OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

     This statement, relates to the reporting persons'(i) acquisition of an aggregate of 225,000 shares of Series C Convertible Preferred Stock, par value $0.01 per share (the "Series C Preferred Stock"), of Arch Communications Group, Inc., a Delaware corporation (the "Issuer" or the "Company"), pursuant to a Stock Purchase Agreement, dated as of June 29, 1998 (the "Stock Purchase Agreement"), among, interalia, Issue, Sandler Capital Partners IV, L.P., a Delaware limited partnership, Sandler Capital Partners IV FTE, L.P., a Delaware limited partnership, Harvery Sandler, John Kornreich, Michael J. Marocco and Andrew Sandler (collectively, the "Series C Purchasers"), and (ii) ownership of an aggregate of 898,000 shares of Issuer's Common Stock, par value $0.01 per share ("the "Common Stock"). As of June 29, 1998, the 225,000 shares of Issuer's Series C Preferred Stock were convertible into 4,090,909 shares of Issuer's Common Stock.

         ITEM 1.           Security and Issuer.

                           (a)      Common Stock
                                    (CUSIP No. 039381-10-8).

                           (b)      Arch Communications Group, Inc.
                                    1800 W. Park Dr., Suite 250
                                    Westborough, MA 01581

         ITEM 2.     Identity and Background.

     The reporting persons include, among others, Sandler Capital Management, a New York general partnership ("SCM"), Sandler Capital Partners IV, L.P., a Delaware limited partnership ("SCP IV"), Sandler Capital Partners IV FTE, L.P., a Delaware limited partnership ("SCP IV FTE," and with SCP IV, the "SCP Funds") and Harvey Sandler, John Kornreich, Michael J. Marocco and Andrew Sandler (each, an "Individual", and collectively, the "Individuals"). SCM holds securities on behalf of certain managed accounts with respect to which SCM exercises investment and voting discretion. Each of SCM, Sandler Associates, a New York limited partnership ("Sandler Associates"), J. K. Media, L.P., a New York limited partnership ("J.K. Media"), 21st Century Communications Partners, L.P., a Delaware limited partnership ("21st CCP"), 21st Century Communications T-E Partners, L.P., a Delaware limited partnership (21st CCT-EP," 21st Century Communications Foreign Partners, L.P., a Delaware limited partnership ("21st CCFP," and together with 21st CCP and 21st CCT-EP, the "21st Century Funds"), also owns shares of Common Stock.

     Each Individual, through a Delaware or New York corporation that is controlled by such Individual and that serves as a general partner of SCM, may be deemed to be a beneficial owner of the securities held by SCM and its managed accounts.

     SCM is a general partner of Sandler Investment Partners, L.P., a Delaware limited partnership ("SIP"), which is a general partner of each of the SCP Funds and the 21st Century Funds.

     Each Individual is a general partner of Sandler Associates.

     John Kornreich is a general partner of J.K. Media.

        1.       (a)      Sandler Capital Partners IV, L.P.,
                          a Delaware limited partnership.
                 (b)      Address:
                          767 Fifth Avenue, 45th Floor
                          New York, New York 10153
                 (c)      Principal Occupation:  Investments.
                 (d)      No.
                 (e)      No.

     Harvey Sandler, and John Kornreich each control a Delaware corporation, Michael Marocco controls a New York corporation, and and Andrew Sandler controls a Delaware limited liabilty company. Each of such entity is a general partner of SCM. SCM is the general partner of SIP. SIP is a general partner of SCP IV.

        2.       (a)      Sandler Capital Partners IV FTE, L.P.,
                          a Delaware limited partnership.
                 (b)      Address:
                          767 Fifth Avenue, 45th Floor
                          New York, New York 10153
                 (c)      Principal Occupation:  Investments.
                 (d)      No.
                 (e)      No.

     Harvey Sandler, and John Kornreich each control a Delaware corporation, Michael Marocco controls a New York corporation, and and Andrew Sandler controls a Delaware limited liabilty company. Each of such entity is a general partner of SCM. SCM is the general partner of SIP. SIP is a general partner of SCP IV FTE.

        3.         (a)    Harvey  Sandler  is the sole  shareholder  of ARH
                          Corp., a Delaware corporation ("ARH").
                   (b)    Address:
                          767 Fifth Avenue, 45th Floor
                          New York, New York 10153
                   (c)    Principal Occupation:  General partner of partnerships
                          and limited partnerships engaged in the investment business.
                   (d)    No.
                   (e)    No.
                   (f)    Citizenship:  United States.

     ARH Corp. is a general partner of SCM. Harvey Sandler is the father of Andrew Sandler.

          4.       (a)    John Kornreich is the majority shareholder of Four
                          JK Corp., a Delaware corporation ("Four JK"), and a general partner of J.K. Media.
                   (b)    Address:
                          767 Fifth Avenue, 45th Floor
                          New York, New York 10153
                   (c)    Principal  Business:  General  partner of partnerships
                          and limited partnerships engaged in the investment business.
                   (d)    No.
                   (e)    No.
                   (f)    Citizenship:  United States.

        Four JK Corp. is a general partner of SCM.

          5.       (a)    Michael J. Marocco, is the sole shareholder of MJDM
                          Corp., a New York corporation ("MJDM").
                   (b)    Address:
                          767 Fifth Avenue, 45th Floor
                          New York, New York 10153
                   (c)    Principal  Business:  General  partner of partnerships
                          and limited partnerships engaged in the investment business.
                   (d)    No.
                   (e)    No.
                   (f)    Citizenship:  United States.

                   MJDM Corp. is a general partner of SCM.

           6.      (a)    Andrew  Sandler is the  majority member of ALSI, LLC,
                          a Delaware limited liability company ("ALSI").
                   (b)    Address:
                          767 Fifth Avenue, 45th Floor
                          New York, New York 10153
                   (c)    Principal Occupation:  General partner of partnerships
                          and limited partnerships engaged in the investment business.
                   (d)    No.
                   (e)    No.
                   (f)    Citizenship:  United States.

                    ALSI is a general partner of SCM. Andrew Sandler is the son of Harvey Sandler.

        7.         (a)    Sandler Capital Management, a registered investment
                          adviser and a general partnership organized under the laws of the State of New York.
                   (b)    Address:
                          767 Fifth Avenue, 45th Floor
                          New York, New York 10153
                   (c)    Principal Occupation:  Investments.
                   (d)    No.
                   (e)    No.

     Harvey Sandler, and John Kornreich each control a Delaware corporation, Michael Marocco controls a New York corporation, and and Andrew Sandler controls a Delaware limited liabilty company. Each of such entity is a general partner of SCM. SCM is a general partner of SIP, which is a general partner of each of the SCP IV Funds and the 21st Century Funds.

        8.       (a)      21st Century Communications Partners, L.P., a Delaware
                          limited partnership.
                 (b)      Address:
                          767 Fifth Avenue, 45th Floor
                          New York, New York 10153
                 (c)      Principal Occupation:  Investments.
                 (d)      No.
                 (e)      No.

     Harvey Sandler, and John Kornreich each control a Delaware corporation, Michael Marocco controls a New York corporation, and and Andrew Sandler controls a Delaware limited liabilty company. Each of such entity is a general partner of SCM. SCM is the general partner of SIP. SIP is a general partner of 21st CCP.

        9.       (a)      21st Century Communications T-E Partners,  L.P., a
                          Delaware limited partnership.
                 (b)      Address:
                          767 Fifth Avenue, 45th Floor
                          New York, New York 10153
                 (c)      Principal Occupation:  Investments.
                 (d)      No.
                 (e)      No.

     Harvey Sandler, and John Kornreich each control a Delaware corporation, Michael Marocco controls a New York corporation, and and Andrew Sandler controls a Delaware limited liabilty company. Each of such entity is a general partner of SCM. SCM is the general partner of SIP. SIP is a general partner of 21st CCT-EP.

        10.      (a)      21st  Century  Communications  Foreign  Partners,
                          L.P., a Delaware limited partnership.
                 (b)      Address:
                          767 Fifth Avenue, 45th Floor
                          New York, New York 10153
                 (c)      Principal Occupation:  Investments.
                 (d)      No.
                 (e)      No.

     Harvey Sandler, and John Kornreich each control a Delaware corporation, Michael Marocco controls a New York corporation, and and Andrew Sandler controls a Delaware limited liabilty company. Each of such entity is a general partner of SCM. SCM is the general partner of SIP. SIP is a general partner of 21st CCFP.

        11.        (a)    Sandler Associates, a limited partnership organized
                          under the laws of the State of New York.
                   (b)    Address:
                          767 Fifth Avenue, 45th Floor
                          New York, New York 10153
                   (c)    Principal Occupation:  Investments.
                   (d)    No.
                   (e)    No.

     Harvey Sandler, John Kornreich, Michael Marocco and Andrew Sandler are the general partners of Sandler Associates. The limited partners of Sandler Associates include certain other investors.

         12.       (a)    J.K. Media, L.P., a limited partnership  organized
                          under  the  laws  of  the  State  of New  York  ("J.K.
                          Media").
                   (b)    Address:
                          767 Fifth Avenue, 45th Floor
                          New York, New York 10153
                   (c)    Principal Occupation:  Investments.
                   (d)    No.
                   (e)    No.

                   John Kornreich is the general partner of J.K. Media.

  ITEM 3.       Source and Amount of Funds or Other Consideration.

     The source of funds for the acquisition of the securities was the general working capital of the SCP IV Funds, the personal funds of the Individuals, the general working capital of SCM, the general working capital of each of the various managed accounts, the general working capital of the 21st Century Funds, the general working capital of Sandler Associates, and the general working capital of J.K. Media.

     The amount of funds used in acquiring the shares of Common Stock that are issued and outstanding and that are issuable on conversion of the Series C Preferred Stock is set forth below:


  Reporting Person               Number of Shares of           Purchase Price
                                Common Stock directly            (in dollars)
                                   owned or held
  Sandler Capital Partners IV,       2,754,545                 $15,150,000.00
  L.P.
  Sandler Capital Partners IV FTE    1,131,818                   6,225,000.00
  L.P.
  Harvey Sandler                       113,636                     625,000.00
  John Kornreich (1)                    26,205                     250,000.00
  Michael J. Marocco                    36,364                     200,000.00
  Andrew Sandler                         9,091                      50,000.00
  Sandler Capital Management           348,000                   2,732,381.20
  21st Century Communications          244,085                   1,306,825.58
  Partners, L.P.
  21st Century Communications           83,050                     410,793.06
  T-E Partners, L.P.
  21st Century Communications           32,865                     162,561.36
  Foreign Partners, L.P.
  Sandler Associates                   145,000                   1,156,364.80
  J.K. Media, L.P.                      45,000                     380,425.00

  -----------------
(1) Includes 750 shares of Common Stock issued to John Kornreich as an outside director of Issuer under the Issuer's Non-Employee Directors' Stock Option Plan (the "Outside Directors' Option Plan") that have vested as of June 29, 1998 and are exercisable at a price of $4.125 per share. John Kornreich was issued an aggregate of 3,000 options to purchase shares of Common Stock upon becoming an outside director of the Issuer on June 29, 1998, of which 750 shares vested immediately, with the remainder to vest in equal increments of 750 shares on June 29, 1999, 2000 and 2001, respectively.

  ITEM 4.     Purpose of Transaction.

        The reporting persons acquired their securities for the purposes of investment.

        The reporting persons do not have any plans or proposals which relate to or would result in any of the actions set forth in subparagraphs (a) through
  (j) of Item 4 of Schedule 13D.

  ITEM 5.     Interests in Securities of the Issuer.

        (a) The following list sets forth the aggregate number and percentage (based on 20,958,570 shares of Common Stock outstanding, as reported by the Issuer to the reporting persons as of June 1, 1998, and 4,090,909 shares of Common Stock issuable on conversion of the Series C Preferred Stock) of shares of Common Stock, as converted, owned beneficially by each reporting person named in Item 2, as of July 8, 1998:


  Reporting Person               Number of Shares of        Percentage of Shares
                                  Common Stock               of Common Stock
                                 Beneficially Owned          Beneficially Owned

  Sandler Capital Partners IV,    2,754,545 (as converted)         11.0%
  L.P.
  Sandler Capital Partners IV FTE 1,131,818 (as converted)          4.5%
  L.P.
  Harvey Sandler (1) (2) (3) (5)  4,853,000 (as converted)         19.4%
  John Kornreich (1) (2) (3) (4)  4,830,569 (as converted)         19.3%
  (5)
  Michael J. Marocco (1) (2) (3)  4,775,728 (as converted)         19.1%
  (5)
  Andrew Sandler (1) (2) (3) (5)  4,748,455 (as converted)         19.0%
  Sandler Capital Management      4,594,364 (as converted)         18.3%
  (1) (2)
  21st Century Communications       244,085                         1.0%
  Partners, L.P.
  21st Century Communications        83,050                          .3%
  T-E Partners, L.P.
  21st Century Communications        32,865                          .1%
  Foreign Partners, L.P.
  Sandler Associates                145,000                          .6%
  J.K. Media, L.P.                   45,000                          .2%

  ------------------
  (1) Includes 3,886,363 shares of Common Stock, as converted, held by the SCP IV Funds.

  (2)   Includes 360,000 shares of Common Stock held by the 21st Century Funds.

  (3)   Includes 145,000 shares of Common Stock owned by Sandler Associates.

  (4) Includes 45,000 shares of Common Stock owned by J.K. Media and vested options for 750 shares of Common Stock issued to John Kornreich as an outside director of the Issuer under the Issuer's Outside Directors' Option Plan.

  (5) The reporting person disclaims beneficial ownership of these securities, except to the extent of his/her/its equity interest therein.

        (b) By virtue of being the manager of certain accounts owning shares of Common Stock with respect to which SCM exercises investment discretion, and a general partner of SIP, which is a general partner of the 21st Century Funds and the SCP IV Funds, SCM may be deemed to have sole or shared power to vote and to dispose of 4,594,363 shares of Common Stock, as converted, representing approximately 18.3% of the Common Stock, as converted.

               By virtue of being the sole shareholder of ARH Corp. and a general partner of Sandler Associates, Harvey Sandler may be deemed to have sole or shared power to vote and to dispose of 4,853,000 shares of Common Stock, as converted, representing approximately 19.4% of the outstanding Common Stock.

               By virtue of being the majority shareholder of Four JK Corp. and a general partner of Sandler Associates and J.K. Media, John Kornreich may be deemed to have sole or shared power to vote and to dispose of 4,830,569 shares of Common Stock, as converted, representing approximately 19.3% of the outstanding Common Stock.

               By virtue of being the sole shareholder of MJDM Corp. and a general partner of Sandler Associates, Michael J. Marocco may be deemed to have sole or shared power to vote and to dispose of 4,755,728 shares of Common Stock, as converted, representing approximately 19.1% of the Common Stock, as converted.

               By virtue of being a majority member of ALSI, LLC and a general partner of Sandler Associates, Andrew Sandler may be deemed to have sole or shared power to vote and to dispose of 4,748,455 shares of Common Stock, as converted, representing approximately 19.0% of the outstanding Common Stock.

        (c) The following is a description of all transactions in the shares of Common Stock by the persons identified in Item 2 of this Schedule 13D effected from May 8, 1998 through July 8, 1998, inclusive:


  Name of             Purchase or    Number of Shares         Purchase or Sale
  Shareholder         Sale Date      of Common Stock          Price Per Share
                                     Purchased or Sold

  Sandler Capital       6/29/98        2,754,545                  $5.50
  Partners IV, L.P.                    (as converted)
  Sandler Capital       6/29/98        1,131,818                  $5.50
  Partners IV FTE, L.P.                (as converted)
  Harvey Sandler        6/29/98          113,636                  $5.50
                                       (as converted)
  John Kornreich        6/29/98           45,455                  $5.50
                                       (as converted)
  Michael J. Marocco    6/29/98           36,363                  $5.50
                                       (as converted)
  Andrew Sandler        6/29/98            9,091                  $5.50
                                       (as converted)

              All purchases of Series C Convertible Preferred Stock were effected by private placement.

              (d) No other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of such securities.

              (e)   Not applicable.

  ITEM 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

        Not Applicable.

  ITEM 7.     Material to be filed as Exhibits.

        Exhibit 7.01 Joint Filing Agreement, effective as of July 8, 1998, among the reporting persons by which they have agreed to file this Schedule 13D and all necessary amendments, as required by Rule 13d-1(f).

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                        SANDLER CAPITAL PARTNERS IV, L.P.

                        By:   Sandler Investment Partners, L.P., General Partner

                              By:  Sandler Capital Management, General Partner

                                   By:  MJDM Corp., a General Partner



                  July 8, 1998     By:  /s/ Edward G. Grinacoff
                 ---------------        ------------------------
                      Date              Edward G. Grinacoff
                                        President

  ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT
  CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).

                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                  SANDLER CAPITAL PARTNERS IV FTE, L.P.

                                  By:   Sandler Investment Partners, L.P.,
                                        General Partner

                                        By:  Sandler Capital Management, General
                                             Partner

                                             By:  MJDM Corp., a General Partner



                 July 8, 1998                By:  /s/ Edward G. Grinacoff
                --------------                    ------------------------
                     Date                         Edward G. Grinacoff
                                                  President

  ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT
  CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).

                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





                 July 8, 1998                By:  /s/ Harvey Sandler
                 --------------                   --------------------
                     Date                         Harvey Sandler

  ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT
  CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).

                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





                 July 8, 1998                By:  /s/ John Kornreich
                 --------------                   --------------------
                     Date                         John Kornreich


  ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT
  CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).

                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




                 July 8, 1998                By:  /s/ Michael J. Marocco
                 --------------                   --------------------
                     Date                         Michael J.Marocco

  ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT
  CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).

                                    SIGNATURE

                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





                 July 8, 1998                By:  /s/ Andrew Sandler
                 --------------                   --------------------
                     Date                         Andrew Sandler

  ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT
  CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).

                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                           SANDLER CAPITAL MANAGEMENT

                                                  By:  MJDM Corp., a General
                                                       Partner



                 July 8, 1998                     By:  /s/ Edward G. Grinacoff
                --------------                         --------------------
                      Date                             Edward G. Grinacoff
                                                       President

  ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT
  CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).

                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                              21ST CENTURY COMMUNICATIONS PARTNERS,L.P.

                                   By:  Sandler Investment Partners, L.P.,
                                        General Partner

                                        By:  Sandler Capital Management,
                                             General Partner

                                             By:  MJDM Corp., a General Partner



                   July 8, 1998              By:  /s/ Edward G. Grinacoff
                  --------------                  --------------------
                    Date                          Edward G. Grinacoff
                                                  President

  ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT
  CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).

                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                              21ST CENTURY COMMUNICATIONS T-E PARTNERS, L.P.

                                   By:  Sandler Investment Partners, L.P.,
                                        General Partner

                                        By:  Sandler Capital Management,
                                             General Partner

                                             By:  MJDM Corp., a General Partner



                   July 8, 1998              By:  /s/ Edward G. Grinacoff
                  --------------                  --------------------
                    Date                          Edward G. Grinacoff
                                                  President

  ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT
  CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).

                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                              21ST CENTURY COMMUNICATIONS FOREIGN PARTNERS, L.P.

                                   By:  Sandler Investment Partners, L.P.,
                                        General Partner

                                        By:  Sandler Capital Management,
                                             General Partner

                                             By:  MJDM Corp., a General Partner



                   July 8, 1998              By:  /s/ Edward G. Grinacoff
                  --------------                  --------------------
                    Date                          Edward G. Grinacoff
                                                  President

  ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT
  CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).

                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                     SANDLER ASSOCIATES

                                        By:  Harvey Sandler, General Partner


                   July 8, 1998              /s/ Harvey Sandler
                   -------------             -----------------------
                      Date                   Harvey Sandler

                                        By:  John Kornreich, General Partner


                                             /s/ John Kornreich
                                             -----------------------
                                             John Kornreich

                                        By:  Michael J. Marocco, General Partner


                                             /s/ Michael J. Marocco
                                             -----------------------
                                             Michael J. Marocco

                                        By:  Andrew Sandler, General Partner


                                             /s/ Andrew Sandler
                                             -----------------------
                                             Andrew Sandler

  ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT
  CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).

                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                   J.K. MEDIA, L.P.

                                        By:  John Kornreich, General Partner



              July 8, 1998              /s/ John Kornreich
              -------------             -----------------------
                 Date                   John Kornreich

  ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT
  CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).